[Spartech Logo] SPARTECH Corporation


COMPANY CONTACTS:
Bradley B. Buechler            Randy C. Martin
Chairman, President and        Executive Vice President and
Chief Executive Officer        Chief Financial Officer
(314) 721-4242                 (314) 721-4242

FOR IMMEDIATE RELEASE
THURSDAY, DECEMBER 11, 2003

      SPARTECH CORPORATION REPORTS FOURTH QUARTER & FISCAL YEAR 2003

          RESULTS AND ANNOUNCES INCREASE IN QUARTERLY DIVIDEND

      ST. LOUIS, December 11, 2003 -- SPARTECH Corporation (NYSE:SEH) announced today improved sales and net earnings for its fourth quarter which ended on November 1, 2003 and a 10% increase in its quarterly dividend to $.11 per common share.

     Sales for the fourth quarter of fiscal 2003 were $253.1 million, up 7% from last year's $237.2 million, primarily due to strong volume with our customers serving  the  Transportation, Roofing, and Pool & Spa markets,  along  with  the benefit of acquisitions made during the year. Operating earnings for the quarter of $20.8 million also saw a modest 3% increase compared to last year as we began to reap some benefits from our August conversion cost reduction efforts and the economy started to show some signs of recovery. Net Earnings per diluted share was $.31 for the fourth quarter of fiscal 2003, slightly above last year's $.30, and the analyst consensus estimate of $.29 for the quarter.

      SPARTECH's fiscal year 2003 sales totaled $956.2 million, a 6% increase from last year's $898.3 million. Acquisitions accounted for approximately 3% of the increase while internal volume, in pounds, grew by 1% and price/mix accounted for the 2% balance of the increase over fiscal 2002. Strong growth markets for the Company in fiscal 2003 included Lawn & Garden, Transportation, and Pool & Spa. However, Operating Earnings dropped by 3% as Middle East oil concerns, and the related near record high resin costs during the middle of the year, resulted in weak product demand and intense margin pressures in certain of the industries we serve. Several changes recently made in our cost structure, targeted to reduce manufacturing costs by $12 million, should assist us in returning to our more traditional, pre-recessionary margins (10-12%) in the future.

      Commenting on the 2003 results & current events, SPARTECH's Chairman, President and CEO, Bradley B. Buechler, stated, "Despite being disappointed with our relatively flat earnings performance this year, these are exciting times at SPARTECH as we transform into a more global company and simultaneously implement our new Accountable and Lean initiatives. While fiscal 2003 represented the third consecutive year that all or a majority of our year was impacted by a depressed manufacturing economy, we continued to focus on those areas that we could control--product marketing, cost structure, product innovation, and strategic expansions. Our record 9 new Alloy Plastics introductions and 72 new Product Transformation successes during 2003 should bode well for us as we tackle our reasonably aggressive sales & earnings targets for fiscal 2004. In addition, our cash flow from operations was strong
                                     -more-


SPARTECH CORPORATION
FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS
ADD 1

once again in fiscal 2003 ($66.7 million) which allowed us to acquire businesses for $27.6 million, make approximately $22 million in capital expenditures, pay out $11.7 million in dividends, and still reduce our debt load by nearly $10.0 million. As we carefully plan to become a more global player in the plastics market, while at the same time implementing lean manufacturing throughout the Company, rest assured your management team is determined to take SPARTECH to the next level and generate even more value for our shareholders. In that regard, and as a show of confidence for the future, our Board of Directors raised the Common Stock Dividend by 10% at today's meeting by declaring our fourth quarter 2003 cash dividend at $.11 per share, payable on January 16, 2004, to stockholders of record on January 2, 2004."

     A further discussion of the Company's fourth quarter results by business segment follows:

     Custom Sheet & Rollstock - Sales in our Custom Sheet & Rollstock group (66% of consolidated sales) increased by a solid 6% in the fourth quarter of fiscal 2003, with strong volume coming from our customers in the Automotive, Building & Construction, and Pool & Spa markets. The Sign market also began to pickup for us as the year progressed, with the BP-Amoco re-signage program continuing to ramp up. The group's Operating Margin saw a modest--less than .3%--drop in the fourth quarter of fiscal 2003, as compared to last year's similar period, but still remained in double-digits at 10.0% for the year. Shortfalls in the group's polyethylene product line margins were basically offset by a sizable turnaround in our cell cast acrylic business/margins compared to the prior year. Overall Operating Margins during the last two months of the quarter have improved and it is anticipated that this trend, which benefited from our August cost reductions, will continue as we move forward into fiscal 2004.

          (In Millions)
                                  Fourth Quarter          Full Year__
                                2003      2002        2003        2002

           Net Sales           $ 166.6   $ 156.6     $ 628.6     $ 600.5
                               =======   =======     =======     =======
     Operating Earnings        $  16.5   $  15.9     $  63.1     $  62.3
                               =======   =======     =======     =======


     Color & Specialty Compounds - Our Color & Specialty Compounds group (27% of consolidated revenues) saw sales grow by 7% during the fourth quarter of fiscal 2003. New business with certain Automotive and Film Packaging industry customers overcame the weak orders from the group's Appliance and Electronics industry. However, the segment's Operating Earnings declined by nearly 20% in the fourth quarter, as capacity utilization rates dropped below 80% for the group. Recent order intake has increased for the group and they should return to better utilization rates and improved margins as fiscal 2004 progresses.



          (In Millions)
                               Fourth Quarter              Full Year__
                                2003       2002         2003     2002

          Net Sales           $   70.8   $   66.3     $ 263.0  $ 235.7
                              ========   ========     =======  =======
          Operating Earnings  $    5.8   $    7.2     $  21.0  $  25.7
                              ========   ========     =======  =======

                                     -more-
SPARTECH CORPORATION
FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS
ADD 2


     Molded & Profile Products - The Molded & Profile Products group, which represents approximately 7% of the Company's annual sales, recorded a strong 10% increase in fourth quarter sales, and more importantly, achieved a substantial turnaround in Operating Earnings. A sizable increase in sales to several Medical and Lawn & Garden market customers more than offset volume shortfalls from last year's exceptional sales to the Plastic Fencing market. Though we are encouraged by the group's sales and earnings improvements this year, we continue to stress the need for this segment to find more new volume or further rationalize its capacity.

          (In Millions)
                               Fourth Quarter         Full Year__
                              2003       2002       2003       2002

          Net Sales          $   15.7   $   14.3   $   64.6   $   62.1
                             ========   ========   ========   ========
          Operating Earnings $    1.6   $   ( .2)  $    5.4   $    3.5
                             ========   =========  ========   ========

     Finally, Mr. Buechler stated, "As we enter fiscal 2004, we are beginning to see some signs of economic improvement on the horizon. However, until we are certain that a sustainable economic recovery is underway; we will follow the same straightforward formula that led us to our past successes. We will focus on producing internal sales and earnings growth through our Alloy Plastics, Product Transformations, and Accountable & Lean Initiatives to generate cash flow and further reduce our debt; while, at the same time, pursuing those acquisitions, which complement existing product lines and technologies, particularly those that will help to expand our business internationally. Fiscal 2004 operational and financial goals for the Company include (1) a 5% growth in sales volume; (2) a lowering of our conversion cost by 1-2% of sales;
(3)  a $50 million paydown of our debt excluding any new acquisition financings;
(4) growth through strategic expansions with a target of 2-3 acquisitions completed within the year; and (5) a minimum 15% increase in our operating earnings. Our current earnings per share guidance for fiscal 2004, assuming a reasonably stable resin price environment, is in the $1.40-1.45 range, with distribution between quarters similar to our average of the past two years."

     Spartech Corporation is a leading producer of engineered thermoplastic materials, polymeric compounds, and molded & profile products, which has 47 facilities located throughout the United States, Canada, Mexico, and Europe, with annual production and sales of more than 1.2 billion pounds and $950 million, respectively.

      SPARTECH will hold a conference call with investors and financial analysts at 2:00 p.m. EST this afternoon, Thursday, December 11, to further discuss the Company's fourth quarter and fiscal 2003 results. Investors can listen to the call live via a Web cast by logging onto http://www.spartech.com, or via phone by dialing 1-888-520-5981 and entering the confirmation code 77875 followed by the "#" key.

Safe Harbor For Forward-Looking Statements
      Statements contained herein which are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 which are intended to be covered by the safe harbors created thereby. For a summary of important facts, which could cause the Company's actual results to differ materially from those included in, or inferred by, the forward-looking statements refer to the Company's Form 10-K for the fiscal year ended November 2, 2002, which is on file with the Securities and Exchange Commission.


                                -TABLE TO FOLLOW-
SPARTECH CORPORATION
FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS
ADD 3



                              SPARTECH CORPORATION
               (In Thousands, Except Per Share Amounts, Unaudited)


                            Three Months Ended          Fiscal Year Ended
                       Nov. 1,   Nov. 2,  Percent   Nov. 1,   Nov. 2,   Percent
                        2003_     2002_    Change    2003_     2002_    Change
Operating Results
Net Sales              $253,102  $237,194       7%  $956,160  $898,308        6%
                       ========  ======== ========  ======== ========  ========
Operating Earnings     $ 20,778  $ 20,202       3%  $ 78,286  $ 80,879      (3%)
                       ========  ======== ========  ========  ========   =======
Interest Expense &
Distributions          $  6,107  $  6,377   (  4%)  $ 24,965  $ 26,816      (7%)
On Preferred
Securities
                       ========  ======== ========  ========  ========   =======
Income Tax Provision   $  5,414  $  4,977      9%   $ 19,219 $ 19,793       (3%)
                       ========  ======== ========  ========  ========   =======
Net Earnings           $  9,257  $  8,848      5%   $ 34,103 $ 34,270        -%
                       ========  ======== ========  ========  ========   =======
Earnings Per Common
Share-                 $   0.32  $   0.30      7%   $   1.17 $   1.23       (5%)
   Basic               $   0.31  $   0.30      3%   $   1.15 $   1.21       (5%)
   Diluted             ========  ======== ========  ========  ========   =======
Weighted Average
Common Shares            29,679    29,561       -%    29,567   28,379       4%
Outstanding-Diluted
                       ========  ======== ========  ========  ========   =======

                                     -more-
SPARTECH CORPORATION
FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS
ADD 4



                              SPARTECH CORPORATION
                            (In Thousands, Unaudited)


                                       As of the Fiscal Year Ended
                                        Nov. 1,    Nov. 2,  Percent
                                         2003       2002    Change

Receivables, net                       $ 149,546  $ 124,966     20%
                                       =========  =========  ======
Inventories                            $  99,671  $  95,190      5%
                                       =========  =========  ======
Property, Plant and Equipment, net     $ 283,924  $ 280,474      1%
                                       =========  =========  ======
Accounts Payable & Accrued Liabilities $ 132,764  $ 117,841     13%
                                       =========  =========  ======
Total Debt                             $ 229,180  $ 238,332  (  4%)
                                       =========  =========  ======
Shareholders' Equity                   $ 322,358  $ 290,698     11%
                                       =========  =========  ======


                             Three Months Ended          Fiscal Year Ended
                            Nov. 1,       Nov. 2       Nov. 1,       Nov. 2
                              2003         2002          2003         2002
Select Cash Flow Information
Cash Flow From                 $25,094      $23,640       $66,680      $87,070
Operations
                               =======      =======       =======      =======
Capital Expenditures          $  4,267     $ 10,981       $22,009      $28,217
                               =======      =======       =======      =======
Depreciation &                $  8,190     $  7,405       $31,566      $28,120
Amortization
                               =======      =======       =======      =======
Debt Repayments,
Excluding Acquisition         $ 18,975     $ 12,220       $37,066      $55,072
and Divestitures
                               =======      =======       =======      =======
Dividends on Common           $  2,933     $  2,775       $11,709      $10,661
Stock
                               =======      =======       =======      =======
Treasury Stock
Acquired,
Net of Option
Proceeds                      $  (481)     $  1,692     $     131     $  1,173
                               =======      =======       =======      =======